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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


Board of Directors
Sizeler Property Investors, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-76134) on Form S-3 and in the registration statement (No. 333-16073) on Form S-8 of Sizeler Property Investors, Inc. of our report dated February 4, 2000, except for Note H as to which the date is March 2, 2000, relating to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity , and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedules, which report appears in the December 31, 1999, annual report on Form 10-K of Sizeler Property Investors, Inc.

                                      KPMG LLP

New Orleans, Louisiana
March 28, 2000